News Release
For Release April 23, 2025
9:00 A.M.

Contact:	D. Shawn Jordan, Executive Vice President & Chief Financial Officer or

Robin D. Brown, Executive Vice President & Chief Marketing Officer

(803) 951- 2265

First Community Corporation Announces First Quarter Results and Cash Dividend

Lexington, SC – April 23, 2025

Highlights for First Quarter 2025

•	Net income of $3.997 million.
•	Diluted EPS of $0.51 per common share.
•	Total deposits were $1.726 billion and customer deposits (excluding brokered CDs) were $1.715 billion at March 31, 2025. Customer deposit growth was $49.8 million during the quarter, a 12.1% annualized growth rate.
•	Total loan growth of $31.4 million during the quarter, a 10.4% annualized growth rate.
•	Net interest margin expansion, on a tax equivalent basis, of 13 basis points to 3.13% in the first quarter of 2025.
•	Key credit quality metrics continue to be excellent with net recoveries, including overdrafts, during the first quarter of 2025 of $11 thousand; net loan recoveries, excluding overdrafts, during the quarter of $14 thousand; non-performing assets of 0.03%; and past due loans of 0.14% at March 31, 2025.
•	Investment advisory revenue of $1.806 million. Assets under management (AUM) were $892.8 million at March 31, 2025, compared to the December 31, 2024 AUM amount of $926.0 million.
•	Mortgage line of business fee revenue of $759 thousand, which includes $755 thousand in gain-on-sale revenue.
•	Cash dividend of $0.15 per common share, the 93rd consecutive quarter of cash dividends paid to common shareholders.

Today, First Community Corporation (Nasdaq: FCCO), the holding company for First Community Bank, announced earnings and discussed the results of operations and the company’s activities during the first quarter of 2025.

First Community reported net income for the first quarter of 2025 of $3.997 million with diluted earnings per common share of $0.51. This compares to net income and diluted earnings per common share of $2.597 million and $0.34, respectively, year-over-year and $4.232 million and $0.55, respectively, on a linked quarter basis.

Cash Dividend and Capital

The Board of Directors has approved a cash dividend for the first quarter of 2025 of $0.15 per common share. This dividend is payable on May 20, 2025 to shareholders of record of the company’s common stock as of May 6, 2025. First Community President and CEO, Mike Crapps commented, “The entire board is pleased that our performance enables the company to continue its cash dividend for the 93rd consecutive quarter.”

Each of the regulatory capital ratios for the bank exceed the well capitalized minimum levels currently required by regulatory statute. At March 31, 2025, the bank’s regulatory capital ratios, Leverage, Tier I Risk Based and Total Risk Based, were 8.45%, 12.90%, and 13.99%, respectively. This compares to the same ratios as of March 31, 2024 of 8.35%, 12.65%, and 13.71%, respectively. As of March 31, 2025, the bank’s Common Equity Tier One ratio was 12.90% compared to 12.65% at March 31, 2024. The bank’s Tangible Common Equity to Tangible Assets ratio (TCE ratio) was 6.66% at March 31, 2025 unchanged from December 31, 2024 and compared to 6.32% as of March 31, 2024.

Tangible Book Value (TBV) per share increased during the quarter to $17.56 per share at March 31, 2025, from $16.93 per share as of December 31, 2024, and $15.51 at March 31, 2024.

Loan Portfolio Quality/Allowance for Credit Losses

The company’s asset quality remains excellent. The non-performing assets (NPAs) were 0.03% of total assets at March 31, 2025, with $658 thousand in NPAs, which compares to 0.04% and $810 thousand at December 31, 2024. The past due ratio for all loans was 0.14% at March 31, 2025, compared to 0.05% at December 31, 2024. During the first quarter of 2025, the bank had net recoveries, including overdrafts, of $11 thousand and net loan recoveries, excluding overdrafts, of $14 thousand. The ratio of classified loans plus OREO is 0.98% of total bank regulatory risk-based capital at March 31, 2025.

As a community bank focused on local businesses, professionals, organizations, and individuals, the bank has no individual or industry concentrations. In order to provide additional clarity to our commercial real estate exposure, the information below includes only non-owner occupied loans. As of March 31, 2025:

Collateral	Outstanding	% of Loan Portfolio	Average Loan Size	Weighted Avg LTV of Top 10 Loans
Retail	$89,998,444	7.2%	$999,983	53%
Warehouse & Industrial	$86,936,814	6.9%	$860,761	53%
Office	$72,590,167	5.8%	$718,715	58%
Hotel	$63,597,246	5.1%	$3,741,014	56%

In the office exposure noted above, there are only four loans where the collateral is an office building in excess of 50,000 square feet of rentable space. These four loans represent $10.8 million in loan outstandings and have a weighted average loan-to-value of 35%.

Balance Sheet

Total loans increased during the first quarter of 2025 by $31.4 million to $1.252 billion at March 31, 2025, compared to $1.221 billion at December 31, 2024, which is an annualized growth rate of 10.4%. Commercial loan production was $53.6 million during the first quarter of 2025 with advances of unfunded commercial construction loans of $9.0 million during the quarter. Loan payoffs and paydowns in the first quarter of 2025 were down approximately 30% compared to the same period in 2024. First Community Bank President and CEO Ted Nissen noted, “Loan growth was strong in the first quarter of 2025 with production up 93% over the same period in 2024 and 62% over the fourth quarter of 2024. This combined with lower payoffs and paydowns combined for a strong quarter in net loan growth.”

The yield on the loan portfolio was 5.71% in the first quarter of 2025 as compared to 5.65% in the fourth quarter of 2024. In the current interest environment, the pricing of new and renewed loans at rates higher than the average portfolio yield will result in further increases in the loan portfolio yield.

Total deposits increased $49.8 million during the first quarter of 2025 to $1.726 billion at March 31, 2025 compared to $1.676 billion at December 31, 2024, which is an annualized growth rate of 12.1%. Pure deposits, which are defined as total deposits less certificates of deposits, increased $38.6 million on a linked quarter basis to $1.414 billion at March 31, 2025, an annualized growth rate of 11.4%. Securities sold under agreements to repurchase, which are related to customer cash management accounts or business sweep accounts, were $129.8 million at March 31, 2025, an increase of $26.7 million on a linked quarter basis, a 105.0% annualized growth rate. The funding mix includes only $10.4 million in brokered CDs, no federal funds purchased, and no Federal Home Loan Bank borrowings. Costs of deposits decreased six basis points to 1.85% in the first quarter of 2025 compared to 1.91% in the fourth quarter of 2024. Cost of funds decreased 11 basis points on a linked quarter basis to 1.94% in the first quarter of 2025 from 2.05% in the fourth quarter of 2024. Non-interest bearing deposits increased by $6.2 million on a linked quarter basis to $468.9 million or 27.2% of total deposits at March 31, 2025 and averaged $450.6 million in the first quarter of the year. The average balance of all customer deposit accounts as of March 31, 2025 was $31,262, with the average balance for consumer accounts of $16,416 and for non-consumer accounts of $67,993. All of the above points to the granularity and the quality of the bank’s deposit franchise. Mr. Nissen commented, “A strength of our bank has been and continues to be the value of our deposit franchise. Of the $49.8 million in total deposit growth in the first quarter of 2025, $38.6 million of that was in pure deposits, which are more relationship based than the more price sensitive certificates of deposit. Further, during the quarter, we were able to reduce both cost of funds and cost of deposits due to this improved mix of deposit balances and the current interest rate environment.”

The bank has other short-term investments, primarily interest bearing cash at the Federal Reserve Bank, of $173.2 million at March 31, 2025 compared to $123.5 million at December 31, 2024. The investment portfolio was $495.7 million at March 31, 2025 compared to $491.7 million at December 31, 2024. The yield increased to 3.42% during the first quarter of 2025 as compared to 3.40% in the fourth quarter of 2024. The effective duration of the total investment portfolio is 3.2 at March 31, 2025. Accumulated Other Comprehensive Loss (AOCL) was $23.0 million at March 31, 2025 compared to $25.5 million at December 31, 2024 due to a decrease in market interest rates.

Net Interest Income/Net Interest Margin

Net interest income was $14.4 million in the first quarter of 2025 compared to $13.9 million in the fourth quarter of 2024 and $12.1 million in the first quarter of 2024. The net interest margin, on a taxable equivalent basis, was 3.13% for the first quarter of 2025 compared to 3.00% in the fourth quarter of 2024 and 2.79% in the first quarter of 2024. This margin expansion was driven by a combination of factors including improved loan portfolio yield, decreased cost of funds, and the growth in the loan portfolio.

As previously disclosed, effective May 5, 2023, the company entered into a pay-fixed/receive-floating interest rate swap (the “Pay-Fixed Swap Agreement”) for a notional amount of $150.0 million that was designated as a fair value hedge to hedge the risk of changes in the fair value of the fixed rate loans included in the closed loan portfolio. This fair value hedge converts the hedged loans from a fixed rate to a synthetic floating SOFR rate. The Pay-Fixed Swap Agreement will mature on May 5, 2026 and the company will pay a fixed coupon rate of 3.58% while receiving the overnight SOFR rate. This interest rate swap positively impacted interest on loans by $288 thousand during the first quarter of 2025. Loan yields and net interest margin both benefitted from the interest rate swap with increases of 10 basis points and six basis points, respectively, during the first quarter of 2025.

Non-Interest Income

Non-interest income for the first quarter of 2025 was $3.982 million, compared to $3.608 million in the fourth quarter of 2024 and $3.184 million in the first quarter of 2024. As a note, non-interest income in the fourth quarter of 2024 was impacted by a loss on early extinguishment of debt in the amount of $229 thousand.

Total production in the mortgage line of business in the first quarter of 2025 was $43.86 million which was comprised of $25.75 million in secondary market loans, $4.00 million in adjustable rate mortgages (ARMs), and $14.11 million in construction loans. Total fee revenue in the mortgage line of business was $759 thousand in the first quarter of 2025, which includes $755 thousand associated with the secondary market loans with a gain-on-sale margin of 2.93%. This compares to production year-over-year of $36.64 million which was comprised of $13.07 million in secondary market loans, $9.66 million in ARMs, and $13.91 million in construction loans during the first quarter of 2024. Fee revenue associated with the secondary market loans in the first quarter of 2024 was $418 thousand with a gain-on-sale margin of 3.20%.

Revenue from the financial planning and investment advisory line of business was $1.806 million for the first quarter of 2025 compared to $1.720 million in the fourth quarter of 2024 and $1.358 million in the first quarter of 2024. Assets Under Management (AUM) were $892.8 million at March 31, 2025, compared to $926.0 million at December 31, 2024 and $832.9 million at March 31, 2024.

Mr. Nissen noted, “Our mortgage line of business is still experiencing the headwinds of a higher interest rate environment and low housing inventory; however, we are encouraged by recent trends including an increase in production year-over-year of 19.7%. Our financial planning and investment advisory line of business continues to do well with net new asset growth from existing and new clients, even in the face of market volatility.

Non-Interest Expense

Non-interest expense increased $928 thousand on a linked quarter basis to $12.754 million in the first quarter of 2025 from $11.826 million in the fourth quarter of 2024. Salaries and Benefits expense was up $220 thousand on a linked quarter basis primarily due to higher payroll taxes which is typical earlier in the year as well as higher commissions in the financial planning and mortgage lines of business related to increased production on a linked quarter. Marketing and public relations expense was up $304 thousand on a linked quarter basis due to planned increased activity in the first quarter of 2025 compared to the fourth quarter of 2024. Marketing expenses, while planned and budgeted on an annual basis, can vary significantly between quarters depending on the needs of the company. Other Expense was up $409 thousand in the first quarter of 2025 due primarily to higher professional fees including legal, audit, and accounting fees and more modest increases across various expense categories.

About First Community Corporation

First Community Corporation stock trades on The NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the Midlands of South Carolina. First Community Bank is a full-service commercial bank offering deposit and loan products and services, residential mortgage lending and financial planning/investment advisory services for businesses and consumers. First Community serves customers in the Midlands, Aiken, Upstate and Piedmont Regions of South Carolina as well as Augusta, Georgia. For more information, visit www.firstcommunitysc.com.

FORWARD-LOOKING STATEMENTS

This news release and certain statements by our management may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, goals, projections and expectations, and are thus prospective. Forward looking statements can be identified by words such as “anticipate”, “expects”, “intends”, “believes”, “may”, “likely”, “will”, “plans”, “positions”, “future”, “forward”, or other statements that indicate future periods. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors, include, among others, the following: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental, or legislative action; (5) adverse conditions in the stock market, the public debt markets and other capital markets (including changes in interest rate conditions) could continue to have a negative impact on the company; (6) changes in interest rates, which have and may continue to affect our deposit and funding costs, net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of our assets, including our investment securities; (7) technology and cybersecurity risks, including potential business disruptions, reputational risks, and financial losses, associated with potential attacks on or failures by our computer systems and computer systems of our vendors and other third parties; (8) elevated inflation which causes adverse risk to the overall economy, and could indirectly pose challenges to our customers and to our business; (9) any increases in FDIC assessment which has increased, and may continue to increase, our cost of doing business; (10) the adverse effects of events beyond our control that may have a destabilizing effect on financial markets and the economy, such as trade disputes, epidemics and pandemics, war or terrorist activities, essential utility outages, deterioration in the global economy, instability in the credit markets, disruptions in our customers’ supply chains or disruption in transportation; and (11) risks, uncertainties and other factors disclosed in our most recent Annual Report on Form 10-K filed with the SEC, or in any of our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC since the end of the fiscal year covered by our most recently filed Annual Report on Form 10-K, which are available at the SEC’s Internet site (http://www.sec.gov).

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. We can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

###

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousands, except per share data)

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2025	2024	2024	2024	2024

Total Assets	$2,039,371	$1,958,021	$1,943,548	$1,884,844	$1,886,991
Other Short-term Investments and CD’s1	173,246	123,455	144,354	86,172	122,778
Investment Securities
Investments Held-to-Maturity	205,819	209,436	212,243	213,706	215,260
Investments Available-for-Sale	286,944	279,582	269,553	269,918	274,349
Other Investments at Cost	2,894	2,679	5,054	5,029	5,504
Total Investment Securities	495,657	491,697	486,850	488,653	495,113
Loans Held-for-Sale	7,052	9,662	3,935	6,701	1,719
Loans	1,251,980	1,220,542	1,196,659	1,189,189	1,157,305
Allowance for Credit Losses - Investments	24	23	24	27	29
Allowance for Credit Losses - Loans	13,608	13,135	12,933	12,932	12,459
Allowance for Credit Losses - Unfunded Commitments	455	480	409	490	512
Goodwill	14,637	14,637	14,637	14,637	14,637
Other Intangibles	407	446	486	525	564
Total Deposits	1,725,718	1,675,901	1,644,064	1,604,528	1,578,067
Securities Sold Under Agreements to Repurchase	129,812	103,110	66,933	59,286	81,833
Federal Funds Purchased	—	—	3,656	—	—
Federal Home Loan Bank Advances	—	—	50,000	50,000	60,000
Junior Subordinated Debt	14,964	14,964	14,964	14,964	14,964
Accumulated Other Comprehensive Loss (AOCL)	(22,973)	(25,459)	(23,223)	(27,288)	(27,442)
Shareholders’ Equity	149,959	144,494	143,312	136,179	133,493

Book Value Per Common Share	$19.52	$18.90	$18.76	$17.84	$17.50
Tangible Book Value Per Common Share (non-GAAP)	$17.56	$16.93	$16.78	$15.85	$15.51
Equity to Assets	7.35%	7.38%	7.37%	7.22%	7.07%
Tangible Common Equity to Tangible Assets (TCE Ratio) (non-GAAP)	6.66%	6.66%	6.65%	6.47%	6.32%
Loan to Deposit Ratio (Includes Loans Held-for-Sale)	72.96%	73.41%	73.03%	74.53%	73.45%
Loan to Deposit Ratio (Excludes Loans Held-for-Sale)	72.55%	72.83%	72.79%	74.11%	73.34%
Allowance for Credit Losses - Loans/Loans	1.09%	1.08%	1.08%	1.09%	1.08%

Regulatory Capital Ratios (Bank):
Leverage Ratio	8.45%	8.40%	8.39%	8.44%	8.35%
Tier 1 Capital Ratio	12.90%	12.87%	12.93%	12.56%	12.65%
Total Capital Ratio	13.99%	13.94%	14.00%	13.62%	13.71%
Common Equity Tier 1 Capital Ratio	12.90%	12.87%	12.93%	12.56%	12.65%
Tier 1 Regulatory Capital	$167,673	$164,397	$161,058	$158,080	$155,590
Total Regulatory Capital	$181,759	$178,034	$174,423	$171,529	$168,590
Common Equity Tier 1 Capital	$167,673	$164,397	$161,058	$158,080	$155,590

1 Includes federal funds sold and interest-bearing deposits

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousands, except per share data)

Average Balances:	Three months ended
	March 31,	December 31,	March 31,
	2025	2024	2024

Average Total Assets	$1,981,493	$1,954,772	$1,857,716
Average Loans (Includes Loans Held-for-Sale)	1,239,225	1,211,880	1,149,263
Average Investment Securities	492,190	486,074	499,368
Average Short-term Investments and CDs[1]	140,611	147,817	97,352
Average Earning Assets	1,872,026	1,845,771	1,745,983
Average Deposits	1,669,418	1,661,782	1,521,399
Average Other Borrowings	145,745	129,165	185,758
Average Shareholders’ Equity	146,737	143,726	131,980

Asset Quality:	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2025	2024	2024	2024	2024
Loan Risk Rating by Category (End of Period)
Special Mention	$2,357	$921	$672	$673	$833
Substandard	1,333	1,341	1,455	1,528	1,418
Doubtful	—	—	—	—	—
Pass	1,248,290	1,218,280	1,194,532	1,186,988	1,155,054
Total Loans	$1,251,980	$1,220,542	$1,196,659	$1,189,189	$1,157,305
Nonperforming Assets
Non-accrual Loans	$215	$219	$119	$173	$56
Other Real Estate Owned and Repossessed Assets	437	543	544	544	622
Accruing Loans Past Due 90 Days or More	6	48	211	—	157
Total Nonperforming Assets	$658	$810	$874	$717	$835

	Three months ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Loans Charged-off	$—	$12	$25
Overdrafts Charged-off	9	23	25
Loan Recoveries	(14)	(61)	(26)
Overdraft Recoveries	(6)	(4)	(2)
Net Charge-offs (Recoveries)	$(11)	$(30)	$22
Net Charge-offs / (Recoveries) to Average Loans[2]	(0.00%)	(0.01%)	0.01%

1 Includes federal funds sold and interest-bearing deposits

2 Annualized

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended
	March 31,	December 31,	March 31,
	2025	2024	2024

Interest income	$23,082	$23,074	$21,256
Interest expense	8,692	9,217	9,179
Net interest income	14,390	13,857	12,077
Provision for (release of) credit losses	437	242	129
Net interest income after provision for (release of) credit losses	13,953	13,615	11,948
Non-interest income
Deposit service charges	221	230	259
Mortgage banking income	759	709	425
Investment advisory fees and non-deposit commissions	1,806	1,720	1,358
Loss on early extinguishment of debt	—	(229)	—
Other	1,196	1,178	1,142
Total non-interest income	3,982	3,608	3,184
Non-interest expense
Salaries and employee benefits	7,657	7,437	7,101
Occupancy	777	773	790
Equipment	390	413	330
Marketing and public relations	514	210	566
FDIC assessment	300	307	278
Other real estate (income) expenses	12	(10)	12
Amortization of intangibles	39	40	39
Other	3,065	2,656	2,689
Total non-interest expense	12,754	11,826	11,805
Income before taxes	5,181	5,397	3,327
Income tax expense	1,184	1,165	730
Net income	$3,997	$4,232	$2,597

Per share data
Net income, basic	$0.52	$0.55	$0.34
Net income, diluted	$0.51	$0.55	$0.34

Average number of shares outstanding - basic	7,647,537	7,628,421	7,600,450
Average number of shares outstanding - diluted	7,767,978	7,738,048	7,679,771
Shares outstanding period end	7,681,601	7,644,424	7,629,005

Return on average assets	0.82%	0.86%	0.56%
Return on average common equity	11.05%	11.71%	7.91%
Return on average tangible common equity (non-GAAP)	12.31%	13.09%	8.95%
Net interest margin (non taxable equivalent)	3.12%	2.99%	2.78%
Net interest margin (taxable equivalent)	3.13%	3.00%	2.79%
Efficiency ratio[1]	69.23%	66.67%	77.15%

1 Calculated by dividing non-interest expense by net interest income on tax equivalent basis and non interest income, excluding loss on early extinguishment of debt.

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and

Rates on Average Interest-Bearing Liabilities

	Three months ended March 31, 2025			Three months ended March 31, 2024
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$1,239,225	$17,444	5.71%	$1,149,263	$15,550	5.44%
Non-taxable securities	46,986	342	2.95%	49,256	357	2.92%
Taxable securities	445,204	3,808	3.47%	450,112	4,189	3.74%
Int bearing deposits in other banks	140,548	1,487	4.29%	97,290	1,159	4.79%
Fed funds sold	63	1	6.44%	62	1	6.49%
Total earning assets	1,872,026	23,082	5.00%	1,745,983	21,256	4.90%
Cash and due from banks	24,632			24,383
Premises and equipment	29,874			30,472
Goodwill and other intangibles	15,063			15,221
Other assets	53,138			54,044
Allowance for credit losses - investments	(23)			(30)
Allowance for credit losses - loans	(13,217)			(12,357)
Total assets	$1,981,493			$1,857,716

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$331,897	$965	1.18%	$290,765	$678	0.94%
Money market accounts	440,282	3,319	3.06%	407,177	3,385	3.34%
Savings deposits	113,070	79	0.28%	116,379	114	0.39%
Time deposits	333,615	3,246	3.95%	283,933	3,026	4.29%
Fed funds purchased	2	—	0.00%	2	—	0.00%
Securities sold under agreements to repurchase	130,779	814	2.52%	87,056	609	2.81%
FHLB Advances	—	—	NA	83,736	1,059	5.09%
Other long-term debt	14,964	269	7.29%	14,964	308	8.28%
Total interest-bearing liabilities	1,364,609	8,692	2.58%	1,284,012	9,179	2.88%
Demand deposits	450,554			423,145
Allowance for credit losses - unfunded commitments	480			596
Other liabilities	19,113			17,983
Shareholders’ equity	146,737			131,980
Total liabilities and shareholders’ equity	$1,981,493			$1,857,716

Cost of deposits, including demand deposits			1.85%			1.90%
Cost of funds, including demand deposits			1.94%			2.16%
Net interest spread			2.42%			2.02%
Net interest income/margin		$14,390	3.12%		$12,077	2.78%
Net interest income/margin (tax equivalent)		$14,441	3.13%		$12,117	2.79%

The tables below provide a reconciliation of non-GAAP measures to GAAP for the periods indicated:

	March 31,	December 31,	September 30,	June 30,	March 31,
Tangible book value per common share	2025	2024	2024	2024	2024
Tangible common equity per common share (non-GAAP)	$17.56	$16.93	$16.78	$15.85	$15.51
Effect to adjust for intangible assets	1.96	1.97	1.98	1.99	1.99
Book value per common share (GAAP)	$19.52	$18.90	$18.76	$17.84	$17.50
Tangible common shareholders’ equity to tangible assets
Tangible common equity to tangible assets (non-GAAP)	6.66%	6.66%	6.65%	6.47%	6.32%
Effect to adjust for intangible assets	0.69%	0.72%	0.72%	0.75%	0.75%
Common equity to assets (GAAP)	7.35%	7.38%	7.37%	7.22%	7.07%

	Three months ended
	March 31,	December 31,	March 31,
Return on average tangible common equity	2025	2024	2024
Return on average tangible common equity (non-GAAP)	12.31%	13.09%	8.95%
Effect to adjust for intangible assets	(1.26)%	(1.38)%	(1.04)%
Return on average common equity (GAAP)	11.05%	11.71%	7.91%

	Three months ended
	March 31,	December 31,	March 31,
Pre-tax, pre-provision earnings	2025	2024	2024
Pre-tax, pre-provision earnings (non-GAAP)	$5,618	$5,639	$3,456
Effect to adjust for pre-tax, pre-provision earnings	(1,621)	(1,407)	(859)
Net Income (GAAP)	$3,997	$4,232	$2,597

Certain financial information presented above is determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures include “Tangible book value per common share,” “Tangible common shareholders’ equity to tangible assets,” “Return on average tangible common equity,” and “Pre-tax, pre-provision earnings.”

•	“Tangible book value per common share” is defined as total equity reduced by recorded intangible assets divided by total common shares outstanding.
•	“Tangible common shareholders’ equity to tangible assets” is defined as total common equity reduced by recorded intangible assets divided by total assets reduced by recorded intangible assets.
•	“Return on average tangible common equity” is defined as net income on an annualized basis divided by average total equity reduced by average recorded intangible assets.
•	“Pre-tax, pre-provision earnings” is defined as net interest income plus non-interest income, reduced by non-interest expense.

Our management believes that these non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare our operating results from period-to-period in a meaningful manner. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results as reported under GAAP.